Exhibit A

VOTING AGREEMENT

    VOTING AGREEMENT, dated as of July 6, 2010 (this “Agreement”), between Sigma Wave Ltd. (“Sigma”), and each of the undersigned shareholders (the “Shareholders”) of Vuance Ltd. (“Vuance”).

    WHEREAS, each of the Shareholders beneficially owns such number of ordinary shares of Vuance, with par value of NIS 0.00588235 each (the “Vuance Shares”), as set forth on Schedule A hereto (the “Covered Shares”), constituting in the aggregate 811,091 Vunace Shares, being 11.17% of the total number of the issued and outstanding Vuance Shares.

    AND WHEREAS, the Shareholders and Vuance desire to enter into a voting agreement in respect of the Covered Shares;

    NOW, THEREFORE, in consideration of the the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

    1.   Agreement to Vote. Prior to any termination of this Agreement, each of the Shareholders hereby agrees that he shall, (A) at any meeting of the shareholders of Vuance (whether annual or special and whether or not an adjourned or postponed meeting), however called, and to the fullest extent permitted by law (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares held by such Shareholder to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote (or caused to be voted) in person or by proxy all Covered Shares held by such Shareholder in accordance with the instructions given to it by Sigma, and (B) otherwise use the voting power attached to his Covered Shares according to sigma’s instructions; provided always, that such voting or use of voting power is not in violation or contravention of any applicable law or Vuance’s governing documents.

    2.   Termination. This Agreement shall terminate upon the earliest of: (a) 180 days after the date hereof or the date upon which Sigma becomes the direct or indirect holder of more than 50% of Vuance’s issued and outstanding shares, whichever is later, (b) the date specified in a written agreement among the parties hereto to terminate this Agreement, and (c) written notice of termination of this Agreement by Sigma to the Shareholders, such earliest date being referred to herein as the “Termination Date”; provided, however, that the provisions set forth in Section 5 to 12 shall survive the termination of this Agreement; and further provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies against any other party hereto for such party’s breach of any of the terms of this Agreement prior to termination.

3. Representations and Warranties of the Shareholders. Each of the Shareholders hereby represents and warrants to Sigma as follows:

(a)
Ownership of Securities. As of the date of this Agreement, each of the Shareholders is the record and beneficial owner of, and has sole voting power and sole power of disposition with respect to, the Covered Shares, free and clear of liens, proxies, powers of attorney, voting trusts or agreements (other than any lien or proxy created by this Agreement).

(b)
Binding Effect. Each of the Shareholders has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Shareholders, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms.

(c)
Consents; No Conflicts. The execution, delivery and performance by the Shareholders of this Agreement do not and will not (1) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any governmental authority, (2) conflict with or violate any law or order applicable to the Shareholders or their assets, properties or businesses or (3) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Shareholders are a party.

    4.   Restriction on Transfer, Proxies. The Shareholders hereby agree, while this Agreement is in effect, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares, unless the transferee undertakes in writing to Sigma to be bound by the terms hereof; (b) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (c) take any action that would make any representation or warranty of the Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholders from performing their obligations under this Agreement.

    5.   Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

6. Amendment. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

    7.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

(a)	if to Sigma:

Sigmawaves Ltd. 8 Abba Ebban Avenue Attention: Tsviya Trabelsi Telephone: 099618888 Facsimile: 099566996

(b)	if to the Shareholders:
to their respective addresses as set forth on Schedule A.

    8.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    9.   Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto.

    10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, disregarding the provisions concerning internal conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any court of applicable jurisdiction sitting in Tel Aviv.

12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

14. Rights and Obligations Several. The rights and obligations of the Shareholders hereunder are several and not joint.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SIGMAWAVES LTD.

By:
Name:
Title:

AVI LANDMAN	Eli ROZEN

Schedule A

Eli Rozen -	Eli Rozen and Fiana Apter Rozen: 412,311 Shares Adress: Tiran 3 Herzelia Israel

Avi Landman -	Avi Landman & Shoshana Landman 313,780 shares Ashland Ltd - 85,000 shares Adress: Hagdud haivri 99 Keriat Haim Israel